Exhibit 10.1

Term Sheet

Term Sheet for Non-Executive Chairman Compensation

Annual Retainer:	$100,000/year

To be Paid:	Quarterly ($25,000/quarter), in addition to regular director retainer of $40,000/year.

Balance of 2005:	Will receive the pro-rata amount of the Annual Retainer in cash for service as non-executive Chairman.

Commencing January 1, 2006:

Will be paid the Annual Retainer in four quarterly installments and shall be entitled to receive, in lieu of cash and at his option, the Annual Retainer in the form of WCI common stock, restricted stock units and/or stock appreciation rights paid in shares of WCI common stock, or any combination thereof.